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                                 Exhibit 99.1
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FOR IMMEDIATE RELEASE
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For more information, contact:

Dru Milby
Chief Financial Officer and Treasurer
Papa John's International, Inc.
(502) 261-4942

Papa John's Announces Period 12 and
Fourth Quarter Comparable Sales Results

Louisville, KY (December 27, 1999)--Papa John's International, Inc. (NASDAQ:
PZZA) today announced that comparable sales at its company-owned restaurants increased 4.7% for Period 12 and 1.8% for 4Q 1999. As previously announced, comparable sales at franchised restaurants are expected to increase 2-3% for the quarter.

The company also announced that beginning with Period 12, comparable sales information for both company-owned and franchised restaurants will be announced for each monthly period on or about the 12th day of the following month.

"Providing comparable sales results each period is the most accurate and useful information we can give to our shareholders and the research analysts who follow our stock," said Papa John's Chief Financial Officer and Treasurer, Dru Milby. "While many variables, such as the timing and success of our advertising initiatives, the timing of holidays and the competitive environment can cause comps to vary dramatically from period to period, we believe that distributing actual historical sales information will allow both existing and potential investors to better evaluate owning stock in our company."

The company also announced that during the first quarter of 2000, Wade Oney will transition from his role as Papa John's Chief Operating Officer. Oney will continue as a Papa John's franchisee (operating 30 Papa John's restaurants principally in Florida), remain a member of both the Papa John's Board of Directors and Franchise Advisory Council and provide ongoing assistance and advice to the Papa John's operations team.

Lou DiFazio, who was named Vice President, Operations in October of 1998, will be responsible for corporate operations, reporting to Papa John's President and Vice Chairman, Blaine Hurst. The company has not yet determined whether the COO position will be filled.

"Wade has been, and will continue to be, a valuable part of the Papa John's team," said Papa John's Founder and CEO John Schnatter. "His operational and leadership skills have been instrumental in growing Papa John's to more than 2,200 restaurants with the highest per store averages in the pizza business."
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     At December 26, 1999, there were 2,278 Papa John's restaurants (571 company-owned and 1,707 franchised) operating in 47 states and five international markets. Papa John's also owns or franchises 206 Perfect Pizza restaurants (15 company-owned and 191 franchised) in the United Kingdom. For more information about the company, visit Papa John's at www.papajohns.com.